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                                                                   Exhibit 10.13

                                   IMAX LOGO

  Imax Corporation
  2525 Speakman Drive, Sheridan Park
  Mississauga, Ontario, Canada L5K 1B1

   To:          John M. Davison
   From:        Rich Gelfond and Brad Wechsler
   Date:        August 21, 2000

As we discussed a few weeks back, among our top priorities as we go through the process of evaluating potential strategic options for the Company is the retention of our key staff members. Toward this end, we are providing our most valuable employees with incentives to remain with the Company during this process and to be committed to, and focused on, advancing the business and supporting our continued operations. Thus, the Company is pleased to offer you the following package of incentive payments and benefits, on and subject to the terms and conditions set forth below. Please read these terms and feel free to call us, Mary Sullivan or Rob Lister with any questions you may have.

2000 BONUS: We are committing that the Company's management bonus plan will be honored this year and bonuses for the calendar year 2000 will be paid in accordance with past practice. If there is a Change of Control of the Company during 2000, we will ensure that any successor commits to honoring the management bonus plan for your calendar year 2000 bonus.

RETENTION BONUS: You shall be eligible to receive a retention bonus of up to a total of US$400,000, based upon the following terms: (a) On July 1, 2001, you shall receive US$200,000, provided that you have not resigned from the Company or been terminated For Cause prior thereto, regardless of whether there has been a Transaction; (b) if there is a Transaction, and you are terminated Without Cause after July 1, 2001, but within two (2) years of the completion of the Transaction, you shall receive (in addition to the July 1 payment) an additional US$200,000; (c) if there is a Transaction and you are terminated Without Cause prior to July 1, 2001, you shall receive (in lieu of the July 1 payment) US$400,000.

SEVERANCE: If a Transaction occurs and you are terminated Without Cause by the Company within two (2) years after the completion of the Transaction, you will be entitled to a severance benefit at least equal to six (6) months of your base salary (at the time of such termination). This benefit will be payable, at the Company's option, in either a lump sum or by salary continuation in accordance with the Company's normal payroll procedures. This payment shall be in addition to any bonus that may be payable to you pursuant to the preceding paragraph. In the event you are entitled to other benefits in the nature of severance, whether under contract or law, the severance benefit payable under this paragraph shall be offset by the amount of such other severance benefits.


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The Company will require any successor to expressly assume and agree to perform the obligations under this letter agreement.

Please make sure you have read the above and the attached terms and conditions and indicate your agreement with all of such terms and conditions by executing this letter agreement in the space provided below and returning it to Mary Sullivan.

                                              Sincerely,

                                              IMAX LTD.

                                              "Bradley J. Wechsler"
                                              ---------------------------------
                                              By: Bradley J. Wechlser
                                              Title: Co-Chief Executive Officer

  Agreed to and accepted,
  this 21st day of August, 2000:

  "John M. Davison"
  ---------------------------------
  John M. Davison


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               Terms and Conditions of Retention Incentive Package

Definitions:

For purposes of this letter agreement, a "CHANGE OF CONTROL" of the Company will be deemed to occur if (a) (i) there is a sale of more than 50% of the assets of the Company to a third party (other than to a person or group including Brad Wechsler or Rich Gelfond); or (ii) any person or group (other than a person or group including Brad Wechsler or Rich Gelfond) acquires 50% or more of the voting power of the outstanding stock of the Company or the shareholders of the Company immediately prior to any corporate transaction cease to own at least 50% of the voting power of the outstanding stock of the surviving entity (any of the above, a "TRANSACTION"); and (b) immediately after the Transaction is completed, Brad Wechsler and Rich Gelfond either (i) are no longer co-CEOs of the Company or (ii) do not have the power to determine your year-end bonus for calendar year 2000.

For purposes of this letter agreement, termination "WITHOUT CAUSE" shall mean termination of your employment for any reason or no reason, other than For Cause.

For purposes of this letter agreement, termination "FOR CAUSE" shall have the same meaning as the term "for just cause" as defined in your Employment Agreement, and shall include as further grounds your breaching of the confidentiality provision of this letter agreement.

Legal Terms and Conditions:

The payments and benefits referred to herein are one-time-only payments and benefits, applicable to just one (1) Transaction and not to any subsequent such event.

The terms of this letter agreement are strictly confidential. Your disclosure of these terms to any other person (aside from your immediate family, your legal, financial or other advisors or as required by law) shall subject you to the revocation of any or all of the payments and benefits provided herein, at the sole discretion of the Company.

This letter agreement, together with your employment agreement and your April 4, 2000 employment letter, shall constitute the entire agreement between the parties hereto with respect to the subject matter of benefits in connection with a Change of Control or Transaction, and all promises, representations, understandings, arrangements and prior arrangements relating to such subject matter are merged and superseded by such letter and agreements.

Any payments made under this letter agreement shall be subject to all applicable federal, state, city or other taxes required under relevant law.

This letter agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This letter agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.